Exhibit 99.1

CONTACT:	Terry Hammett
Commercial Vehicle Group, Inc.
(614) 289-5384

FOR IMMEDIATE RELEASE

COMMERCIAL VEHICLE GROUP ANNOUNCES THE APPOINTMENT OF JOSEPH J. SAOUD AS PRESIDENT OF GLOBAL CONSTRUCTION, AGRICULTURE & MILITARY MARKETS

NEW ALBANY, OHIO, June 16, 2015 /PRNewswire/—Today Commercial Vehicle Group, Inc. (Nasdaq: CVGI) announced the appointment of Joseph J. Saoud as President of Global Construction, Agriculture & Military Markets, effective July 1, 2015. Mr. Saoud comes to CVG from Cummins, Inc. where he served most recently as President of the Filtration Business Unit. Mr. Saoud brings approximately twenty years of global industry experience from relevant assignments with Cummins spanning multiple business units and countries.

“We welcome Joseph’s leadership and experience to CVG,” said Rich Lavin, President & CEO. “In his new role, Joseph will be responsible for delivering profitable growth in our global construction, agriculture & military markets and the execution of key components of our long term strategic plan. I am confident that his results-oriented approach and values-based leadership style will transform this important business segment.”

“I am excited to join the CVG team,” said Saoud. “The team has complementary skills, and is aligned to and committed to, delivering the company’s strategic plan, CVG 2020.”

Mr. Saoud earned a BSBA from Southern Mississippi University and an MBA with an emphasis in Finance and International Business from the Owen Graduate School of Management at Vanderbilt University. He is fluent in four languages and is active with the Association of Latino Professionals for the Americas, the Board of the YMCA of Middle Tennessee and the Nashville Chapter of Latino Achievers.

About Commercial Vehicle Group, Inc.

Commercial Vehicle Group, Inc. is a Delaware (USA) corporation. CVG was formed as a privately-held company in August 2000 and became a public company, listed on the NASDAQ (CVGI), in 2004. The Company (and its subsidiaries) is a leading supplier of a full range of cab related products and systems for the global commercial vehicle market, including the medium- and heavy-duty truck market, the medium- and heavy-construction vehicle market, and the military, bus, agriculture, specialty transportation, mining, industrial equipment and off-road recreational markets. Information about the Company and its products is available on the internet at www.cvgrp.com.